UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 27, 2011
NBC Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware	333-48225	47-0793347
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4700 South 19th Street
Lincoln, NE 68501-0529
(Address of principal executive offices)
(402) 421-7300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry Into a Material Contract.
          On June 27, 2011 (the “Petition Date”), NBC Acquisition Corp., a Delaware corporation (the “Company”), Nebraska Book Company, Inc., a wholly-owned subsidiary of the Company (“Nebraska Book”), NBC Holdings Corp., the Company’s parent company (“NBC Holdings”), and the subsidiaries of Nebraska Book entered into a Restructuring and Support Agreement (the “Support Agreement”) with (a) holders of more than 95% in principal amount of Nebraska Book’s 8.625% Senior Subordinated Notes due 2012 (the “Senior Subordinated Notes”) and (b) holders of more than 75% in principal amount of the Company’s 11% Senior Discount Notes due 2013 (the “Senior Discount Notes”). Pursuant to the Support Agreement, the participating holders have agreed, among other things, to support the restructuring to be effected pursuant to the bankruptcy proceeding described below, which would restructure approximately $450 million of outstanding loans and bonds of the Company and its subsidiaries, including the elimination of up to $77 million of debt at the Company level (the “Restructuring”).
          The information set forth under Item 2.03 below is incorporated herein by reference.
Item 1.03 Bankruptcy or Receivership.
          On the Petition Date, the Company, Nebraska Book, NBC Holdings, and the subsidiaries of Nebraska Book (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to reorganize under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (collectively, the “Cases”). The Company has requested that the Cases be jointly administered under Case No. 11-12005. The Debtors continue to operate their business as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.
          A copy of the press release dated June 27, 2011, announcing the bankruptcy filing is attached as Exhibit 99.1 and the portion of the press release announcing the bankruptcy filing is incorporated herein by reference.
Item 2.02 Results of Operations and Financial Condition.
Preliminary Financial Results
          The Company also announced certain preliminary unaudited consolidated financial results related to the fiscal year ended March 31, 2011:
•	revenues were $598.4 million,

•	gross profits were $232.3 million,

•	operating expenses were $283.0 million which includes a non-cash goodwill impairment charge,

•	the goodwill impairment charge was $89.0 million,

•	depreciation and amortization included in operating expenses were $17.2 million,

•	net interest expense was $51.0 million,

•	the income tax benefit was $3.5 million, and

•	net loss, including the non-cash goodwill charge, was $98.3 million.
          Adjusted EBITDA, which excludes the non-cash goodwill charge, was $55.4 million. A description of EBITDA and Adjusted EBITDA and a reconciliation to net income is set forth below under “Non-Gaap Financial Information.”
          Included in the Company’s expenses for the fiscal year ended March 31, 2011 are approximately $0.4 million of non-cash stock based compensation costs, $2.1 million of severance and voluntary retirement costs and $2.6 million of legal and administrative costs related to the Company’s recapitalization efforts.

          Cash and investments at March 31, 2011 was $56.4 million.
          All data for the year ended March 31, 2011 are preliminary and subject to revision based upon the Company’s review through ordinary fiscal-year end closing procedures. The preliminary financial data included in this Form 8-K has been prepared by management.
Non-Gaap Financial Information
          Adjusted EBITDA for the years ended March 31, 2011 and 2010 (after adding back the goodwill impairment charge and loss on early extinguishment of debt) and the corresponding change were as follows:

	Fiscal Years Ended		Change
	March 31, 2011	March 31, 2010	Amount	Percentage
Bookstore Division	$33,905,906	$45,685,171	$(11,779,265)	(25.8)%
Textbook Division	34,710,745	37,050,519	(2,339,774)	(6.3)%
Complementary Services Division	2,764,283	2,301,001	463,282	20.1%
Corporate Administration	(15,955,066)	(11,597,268)	(4,357,798)	(37.6)%

	$55,425,868	$73,439,423	$(18,013,555)	(24.5)%

          As the Company is highly-leveraged and its equity is not publicly-traded, it believes that the non-GAAP measures EBITDA and Adjusted EBITDA are useful in evaluating its results and provide additional information for determining its ability to meet debt service requirements. That belief is driven by the consistent use of the measures in the computations used to establish the fair value of its equity over the past 15 years and the fact that its debt covenants also use those measures to measure and monitor its financial results. Due to the importance of EBITDA and Adjusted EBITDA to its equity and debt holders, the Company’s chief operating decision makers and other members of management use EBITDA and Adjusted EBITDA to measure the Company’s overall performance, to assist in resource allocation decision-making, to develop budget goals, to determine incentive compensation goals and payments, and to manage other expenditures among other uses. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities or net income as determined by accounting principles generally accepted in the United States of America (GAAP). Furthermore, EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements because the measures do not include reductions for cash payments for the obligation to service debt, fund working capital, make capital expenditures and make acquisitions or pay income taxes and dividends, nor are they a measure of the Company profitability because they do not include costs and expenses such as interest, taxes, depreciation, amortization, goodwill impairment charge, and loss on early extinguishment of debt, which are significant components in understanding and assessing our financial performance. Even with these limitations, the Company believes EBITDA and Adjusted EBITDA when viewed with both its GAAP results and the reconciliations to operating cash flows and net income provide a more complete understanding of its business than otherwise could be obtained absent this disclosure. EBITDA and Adjusted EBITDA measures presented here may not be comparable to similarly titled measures presented by other companies.
          The following presentation reconciles net income (loss), which the Company believes to be the closest GAAP performance measure, to EBITDA and Adjusted EBITDA and reconciles EBITDA and Adjusted EBITDA to net cash flows from operating activities, which the Company believes to be the closest GAAP liquidity measure, and also sets forth net cash flows from investing and financing activities:

	Fiscal Years Ended
	March 31, 2011	March 31, 2010
Net income (loss)	(98,309,733)	2,311,287
Interest expense, net	51,027,654	49,224,513
Income tax benefit	(3,496,878)	(532,388)
Depreciation and amortization	17,204,825	19,370,252

EBITDA	(33,574,132)	70,373,664
Goodwill impairment	89,000,000	—
Loss on early extinguishment of debt	—	3,065,759

Adjusted EBITDA (1)	$55,425,868	$73,439,423
Share-based compensation	447,826	1,106,882
Interest income	175,859	180,709
Provision for losses on receivables	2,193,739	1,399,466
Cash paid for interest	(44,905,405)	(37,572,221)
Cash paid (refunded) for income taxes	1,278,671	(3,155,473)
(Gain) loss on disposal of assets	(131,591)	235,803
Changes in operating assets and liabilities, net of effect of acquisitions (2)	(1,657,825)	(4,803,359)

Net Cash Flows from Operating Activities	$12,827,142	$30,831,230

Net Cash Flows from Investing Activities	$(16,306,546)	$(8,765,940)

Net Cash Flows from Financing Activities	$(1,045,841)	$(5,131,133)

(1)	March 31, 2011 Adjusted EBITDA includes an adjustment for goodwill impairment and March 31, 2010 Adjusted EBITDA includes an adjustment for loss on early extinguishment of debt.

(2)	Changes in operating assets and liabilities, net of effect of acquisitions, include the changes in the balances of receivables, inventories, prepaid expenses and other current assets, other assets, accounts payable, accrued employee compensation and benefits, accrued incentives, accrued expenses, deferred revenue, and other long-term liabilities.
          The preceding information, including Exhibit 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          On the Petition Date, the Debtors filed with the Bankruptcy Court a Superpriority Debtor In Possession Credit Agreement (the “DIP Credit Agreement”), subject to court approval, between the Debtors, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the several lenders party thereto (the “Lenders”), pursuant to which, among other things, the Lenders thereto agreed, subject to the terms and conditions set forth therein, to provide up to $200 million of financing to the Debtors as debtors and debtors in possession under the Bankruptcy Code under the terms of a $125,000,000 debtor in possession term loan facility and a $75,000,000 debtor in possession revolving facility. The DIP Credit Agreement will be guaranteed by the Company, NBC Holdings and each of the domestic subsidiaries of Nebraska Book. Borrowings under the DIP Credit Agreement are to be used to finance working capital purposes, including without limitation, for the payment of fees and expenses incurred in connection with entering into the DIP Credit Agreement, the Cases and the transactions contemplated thereby, the repayment of loans outstanding under the prepetition ABL Credit Agreement, as defined below, and cash collateralization of the prepetition letters of credit.

          Borrowings under the DIP Credit Agreement will be secured by, among other things, (a) a perfected first priority security interest on all present and after-acquired property of the Debtors not subject to a valid, perfected and non-avoidable lien on the Petition Date, subject to certain exclusions, (b) a perfected junior security interest on all present and after-acquired property of the Debtors that is otherwise subject to a valid, perfected and nonavoidable lien on the Petition Date (other than liens securing the Debtors’ prepetition obligations and liens that are junior to the liens securing the Debtors’ prepetition obligations) or a valid lien perfected (but not granted) after the Petition Date to the extent such post- Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under the Bankruptcy Code, subject to certain exclusions, (c) and a perfected first priority, senior priming security interest on (i) all present and after-acquired property of the Debtors that is subject to a lien on or after the Petition Date to secure the Debtors’ prepetition obligations other than the lien on cash collateral pledged to support prepetition letters of credit, (ii) all present and after-acquired assets that are presently subject to liens that are junior to the liens that secure the Debtors’ prepetition obligations and (iii) the liens granted after the Petition Date to provide adequate protection in respect of the prepetition obligations or obligations secured by liens that are junior to the liens that secure the Debtors’ prepetition obligations.
          The DIP Credit Agreement will mature and expire on the earliest to occur of (a) one year from the initial closing date, (b) the date that is five business days after the Petition Date (or such later date as the administrative agent may agree in its sole discretion) if entry of the interim order has not occurred by such date, (c) the date that is thirty-five days (or such later date as the administrative agent may agree in its sole discretion) after the Petition Date if entry of the final order has not occurred by such date, (d) the effective date of the plan of reorganization and (e) the acceleration of the loans under the DIP Credit Agreement and, in connection therewith, the termination of the unused term loan or revolving credit facility commitments in accordance with the terms thereof.
          Each loan can either bear interest by reference to the Eurodollar rate or the base rate. Each Eurodollar loan will bear interest at a rate per annum equal to the Eurodollar rate plus the applicable margin and each base rate loan will bear interest at a rate per annum equal to the base rate plus the applicable margin. The applicable margin with respect to term loans will be 6.00% per annum in the case of base rate loans and 7.00% per annum in the case of Eurodollar Loans and the applicable margin with respect to revolving credit loans will be 2.50% per annum in the case of base rate loans and (ii) 3.50% per annum in the case of Eurodollar loans. In the case of the term loans only, the base rate will not be less than 2.25%. Upon the occurrence and during the continuation of an event of default, (i) all outstanding loans and reimbursement obligations (whether or not overdue) will bear interest at a rate per annum which is equal to (x) in the case of the loans, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of reimbursement obligations, the rate applicable to base rate loans plus 2%, (ii) the letter of credit commission payable pursuant the DIP Credit Agreement will be increased by 2% and (iii) if all or a portion of any interest payable on any loan or reimbursement obligation or any commitment fee or other amount payable thereunder is not paid when due (whether at the stated maturity, by acceleration or otherwise), it will bear interest at a rate per annum equal to the rate applicable to base rate loans plus 2%. Nebraska Book will also pay a fee of 0.50% per annum on the amount committed to the revolving facility, payable monthly in arrears.
          The DIP Credit Agreement will contain, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include the requirement to provide certain financial reports and other information, use the proceeds of certain sales or other dispositions of collateral to prepay outstanding loans, maintenance of certain financial covenants (including a minimum liquidity and cumulative consolidated EBITDA test), certain restrictions on the incurrence of indebtedness, guarantees, liens, acquisitions and other investments, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other repayments in respect of capital stock, capital expenditures, transactions with affiliates, hedging and other derivatives arrangements, negative pledge clauses, payment of expenses and disbursements other than those reflected in an agreed upon budget, and subsidiary distributions, subject to certain exceptions.

          Under certain conditions the lending commitments under the DIP Credit Agreement may be terminated by the lenders and amounts outstanding under the DIP Credit Agreement may be accelerated, subject to notice and cure periods in certain cases. Such events of default include, but are not limited to, failure to pay any principal, interest or fees when due, failure to comply with covenants, breach of representations or warranties in any material respect, cross default to the Company’s other debt, failure to comply with the agreed upon budget, within agreed variances, change of control, or certain changes in bankruptcy case or new or existing orders of the Bankruptcy Court.
          The foregoing description of the DIP Credit Agreement is qualified in its entirety by reference to the text of the DIP Credit Agreement approved by the Bankruptcy Court, a copy of which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the period ended March 31, 2011.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement.
          The filing of the Cases created an event of default under each of the Company’s and Nebraska Book’s debt instruments listed below:
•	ABL Credit Agreement. The Company’s amended and restated credit agreement (the “ABL Credit Agreement”) among Nebraska Book, the Company, NBC Holdings (along with the subsidiary guarantors, the “Guarantors”), the lenders party thereto, JPMorgan Chase Bank, N.A. as the administrative agent and the other agents party thereto, provides for an asset-based revolving credit line of up to $75 million (less outstanding letters of credit and subject to a borrowing base). The obligations under the ABL Credit Agreement are guaranteed by the Guarantors and are secured by a first-priority lien on substantially all of Nebraska Book’s and the Guarantors’ tangible and intangible assets, including real property, fixtures and equipment owned or acquired in the future by Nebraska Book and the Guarantors. Upon the filing of the Cases, the outstanding principal of all loans, accrued interest thereon and other obligations of the Company under the ABL Credit Agreement became immediately due and payable without any action on the part of the administrative agent or the lenders.

•	Senior Discount Notes: The Company’s Indenture, dated as of March 4, 2004, among the Company and BNY Midwest Trust Company, as Trustee, governs the Company’s Senior Discount Notes. The Company’s obligations under the Senior Discount Notes are unsecured. Under the terms of the Senior Discount Notes, upon the filing of the Cases, the principal of, premium, if any, and accrued and unpaid interest on all the Senior Discount Notes became immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The current aggregate principal amount outstanding of Senior Discount Notes is approximately $77 million.

•	Senior Secured Notes. Nebraska Book’s Indenture, dated as of October 2, 2009, among Nebraska Book, Nebraska Book’s current subsidiaries, as guarantors (the “Subsidiary Guarantors”), and Wilmington Trust FSB, as Trustee and noteholder collateral agent, governs Nebraska Book’s Senior Secured Notes due 2011 (the “Senior Secured Notes”). Nebraska Book’s obligations under the Senior Secured Notes are guaranteed by the Subsidiary Guarantors and are secured by second-priority liens, subject to permitted liens and exceptions for excluded assets, on substantially all of Nebraska Book’s and the Subsidiary Guarantors’ tangible and intangible assets, including real property, fixtures and equipment owned or acquired in the future by Nebraska Book and the Subsidiary Guarantors. Under the terms of the Senior Secured Notes, upon the filing of the Cases, the principal of, premium, if any, and accrued and unpaid interest on all the Senior Secured Notes became immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The current aggregate principal amount outstanding of Senior Secured Notes is approximately $200 million.
•	Senior Subordinated Notes. Nebraska Book’s Indenture, dated March 4, 2004, by and among Nebraska Book, the subsidiary guarantors parties thereto and BNY Midwest Trust Company as Trustee, governs Nebraska Book’s Senior Subordinated Notes. Nebraska Book’s obligations under the Senior Subordinated Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by each of Nebraska Book’s existing and future subsidiaries that guarantee Nebraska Book’s senior credit facility until such guarantees are released. Under the terms of the Senior Subordinated Notes, upon the filing of the Cases, the principal of, premium, if any, and accrued and unpaid interest on all the Senior Subordinated Notes became immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The current principal amount outstanding under the Senior Subordinated Notes is approximately $175 million.
          The ability of the creditors of the Debtors to seek remedies to enforce their rights under the credit facilities described above is stayed as a result of the filing of the Cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.
Item 7.01 Regulation FD Disclosure
          Additional information about the Debtors’ Chapter 11 filing, is available on the Internet at www.nebook.com/info. Court filings and claims information are available at www.kccllc.net/nbc. The Company expects to begin submitting monthly operating reports to the Bankruptcy Court in July 2011.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits
99.1	Press Release, dated as of June 27, 2011, of NBC Acquisition Corp., furnished herewith
Forward Looking Information
          This Current Report on Form 8-K contains “forward-looking statements” made by the Company and/or Nebraska Book (together, the “NBC Companies”) within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the NBC Companies’ ability to implement the Restructuring, the size and scope of the Restructuring, the effect of the Restructuring on the NBC Companies’ balance sheet and amount of debt outstanding, the NBC Companies’ ability to finalize the DIP Facility, the approval of the Bankruptcy Court of the DIP Facility and Restructuring, growth and profitability of the NBC Companies, the NBC Companies’ ability to continue to operate during the Restructuring, the impact of the Restructuring on the NBC Companies’ business and the ability of the NBC Companies to submit monthly operating reports. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause the NBC Companies’ actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	the potential adverse impact of the Chapter 11 proceedings on the NBC Companies’ business, financial condition or results of operations, including the NBC Companies’ ability to maintain contracts and other customer and vendor relationships that are critical to the NBC Companies’ business and the actions and decisions of the NBC Companies’ creditors and other third parties with interests in the NBC Companies’ Chapter 11 proceedings;

•	the NBC Companies’ ability to maintain adequate liquidity to fund the NBC Companies’ operations during the Chapter 11 proceedings and to fund a plan of reorganization and thereafter, including obtaining sufficient debtor in possession and “exit” financing; maintaining normal terms with the NBC Companies’ vendors and service providers during the Chapter 11 proceedings and complying with the covenants and other terms of the NBC Companies’ financing agreements;

•	the NBC Companies’ ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned;

•	goodwill impairment or impairment of identifiable intangibles resulting in a non-cash write down of goodwill or identifiable intangibles; and

•	other risks detailed in the NBC Companies’ SEC filings, in particular the NBC Companies’ Annual Report on Form 10-K for the fiscal year ended March 31, 2010, all of which are difficult or impossible to predict accurately and many of which are beyond the NBC Companies’ control.
          The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of the NBC Companies’ various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of the NBC Companies’ liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, the NBC Companies urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Investors and other interested parties can obtain information about the NBC Companies’ Chapter 11 filing on the Internet at www.nebook.com/info. Court filings and claims information are available at www.kccllc.net/nbc. Caution should be taken not to place undue reliance on the NBC Companies’ forward-looking statements, which represent the NBC Companies’ view only as of the date of this Current Report on Form 8-K, and which the NBC Companies assume no obligation to update.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBC ACQUISITION CORP.
Date: June 27, 2011	/s/ Alan G. Siemek
Alan G. Siemek
Vice President and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated as of June 27, 2011, of NBC Acquisition Corp., furnished herewith